Exhibit 99.1

Pacer International Reports Third Quarter and Year to Date Results

DUBLIN Ohio, November 3, 2010 (BUSINESS WIRE)—Pacer International, Inc. (Nasdaq: PACR), the asset-light North American freight transportation and logistics services provider, today reported financial results for the three- and nine-month periods ended September 30, 2010.

THIRD QUARTER RESULTS

•	Operating income increased by $2.6 million or 371.4%;

•	Gross margin percentage was 11.0% and increased slightly from 2009;

•	Revenues were $364.8 million. Excluding the impact of the transition of the east-west big box business and sale of the truck services unit in August 2009, revenues improved by $20.0 million or 5.9%;

•	Selling, general and administrative expenses decreased $8.5 million or 19.6%;

•	Hurricane Alex adversely impacted the operating income by an estimated $3.5 million to $4.0 million for the quarter;

•

A new internally-developed transportation management and operations solutions system was implemented to replace the systems previously provided through an agreement with APL for the intermodal operations.

(In millions, except for per share data)

	2010			2009
	Q1	Q2	Q3	Q3
Revenue	$363.7	$401.0	$364.8	$418.7
Gross margin	$40.8	$44.8	$40.0	$45.7
Gross margin %	11.2%	11.2%	11.0%	10.9%
SG&A	$38.8	$40.2	$34.8	$43.3
Operating income	0.6	3.2	3.3	0.7
Net income (loss)	(0.5)	1.4	1.1	0.6
Earnings per share	$(0.01)	$0.04	$0.03	$0.02

Operating income increased by $2.6 million to $3.3 million in 2010 as compared to $0.7 million in 2009. Intermodal operating income increased by $2.2 million, or 44.9% for the quarter, which was primarily due to the reduction in employment levels and other cost reduction activities begun in 2009.

Revenues were $364.8 million for the 2010 quarter compared to $418.7 million for the 2009 quarter, reflecting reduced volumes, principally from the transition of the east-west big box business from intermodal marketing companies, price/mix changes and the impact of Hurricane Alex. The transition of the east-west big box business decreased revenues by $62.3 million and volumes by 17.7% in 2010 as compared to the 2009 period. Excluding the impact of the transitioned east-west big box business and despite the impact of Hurricane Alex, intermodal volumes increased 1.6%. In addition, in the absence of Hurricane Alex, we estimate our volumes would have increased between 5.6% and 6.5%. In August 2009, we sold our truck services unit, which had revenues of $11.6 million in the 2009 period.

Despite the impact of Hurricane Alex, gross margin percentage (revenues less cost of purchased transportation and direct operating expenses divided by revenues) increased from 10.9% in 2009 to 11.0% in 2010.

Net income increased $0.5 million to $1.1 million in 2010 from $0.6 million in 2009 and earnings per share increased to $0.03 in 2010 as compared to $0.02 in 2009.

EPS of $0.03 is in line with management’s expectation for the quarter considering the negative impact Hurricane Alex had on the company’s earnings.

“Pacer’s intermodal volumes were negatively impacted in the quarter by the effects of Hurricane Alex in Mexico. Alex, which made landfall on June 30, caused severe flooding, track damage and bridge impairment, resulting in the closure of the primary line of our rail carrier for more than four weeks in July 2010 with lingering network congestion and equipment availability delays throughout our network into August. We estimate that the disruption of rail service caused by Hurricane Alex reduced intermodal operating income by $3.5 million to $4.0 million,” said John J. Hafferty, CFO of Pacer. “However, we were pleased to see continued improvements in our operating income, net income, cash flow, and SG&A. We intend to continue to manage our costs effectively and anticipate that our volume will return to expected levels in the fourth quarter.”

The chart below outlines the percentage (%) change in our operating income in 2010 from May through September as compared to the operating income in the corresponding 2009 period on a monthly basis; this chart further demonstrates the impact that Hurricane Alex had on Pacer’s ability to generate operating income in July and August of this quarter with the resulting rail shut down which lasted greater than four weeks.

YEAR-TO-DATE RESULTS

•	Operating income increased by $241.3 million;

•

Revenues decreased $24.5 million or 2.1%. Excluding the impact of the transition of the east-west big box business and the sale of the truck services unit in August 2009, revenues increased by $194.7 million or 21.4%;

•	Selling, general and administrative expenses decreased $25.4 million or 18.2%;

•	Hurricane Alex adversely impacted the operating income by an estimated $3.5 million to $4.0 million in the 2010 period;

(In millions, except for per share data)

	2010 Year-to-Date	2009 Year-to-Date
Revenue	$1,129.5	$1,154.0
Gross margin	$125.6	$110.6
Gross margin %	11.1%	9.6%
SG&A	$113.8	$139.2
Operating income	7.1	(234.2)
Net income (loss)	2.0	(184.1)
Earnings per share	$0.06	$(5.30)

The revenues decrease reflected reduced volumes, principally from the transition of the east-west big box business from intermodal marketing companies, price/mix changes and the impact of Hurricane Alex. The transition of the east-west big box business decreased revenues by $165.6 million and volumes by 18.1% in 2010 as compared to the 2009 period. Excluding the impact of the transitioned east-west big box business and despite the impact of Hurricane Alex, intermodal volumes increased 9.0%. In addition, in the absence of Hurricane Alex and excluding the impact of the transitioned business, we estimate our volumes would have increased between 10.5% and 10.8%. In August 2009, we sold our truck services unit, which had revenues of $53.6 million in the 2009 period.

Despite the impact of Hurricane Alex, gross margin percentage increased from 9.6% in 2009 to 11.1% in 2010. Our intermodal gross margin percentage increased 2.8 points from 7.8% in 2009 to 10.6% in 2010.

Operating income increased $241.3 million to income of $7.1 million in the 2010 period compared to a loss of $234.2 million in the 2009 period (which included a pre-tax goodwill impairment charge of $200.4 million). Excluding the 2009 goodwill impairment charge and severance expenses in the 2010 and 2009 periods, adjusted income from operations increased $39.5 million to adjusted income of $10.0 million in the 2010 period from a 2009 adjusted loss of $29.5 million.

Intermodal segment income from operations increased $204.0 million to income of $19.5 million in the 2010 period compared to an operating loss of $184.5 million in the 2009 period. The 2009 amount includes the $169.0 million pre-tax goodwill impairment charge. Excluding the 2009 goodwill impairment charge and severance expenses in the 2010 and 2009 periods, adjusted intermodal segment income from operations increased $33.5 million to an adjusted income of $20.7 million in the 2010 period from an adjusted loss of $12.8 million in the 2009 period. The increase in operating income was the result of improved gross margin coupled with the impact of reduced employment levels and cost savings initiatives begun in 2009.

Logistics segment income from operations increased $37.5 million to income of $1.2 million in the 2010 period compared to a loss of $36.3 million in the 2009 period. The 2009 amount includes the $31.4 million pre-tax goodwill impairment charge. Excluding the goodwill impairment charge and $1.1 million of severance expense in the 2009 period, logistics segment income from operations increased $5.0 million to an adjusted income of $1.2 million in the 2010 period from a $3.8 million adjusted loss in the 2009 period. The increase in operating income was the result of reduced employment levels and cost savings initiatives begun in 2009.

Net income increased to $2.0 million in the 2010 period from a loss of $184.1 million in the 2009 period. Excluding the impact of the goodwill impairment charge in 2009 and severance charges in both periods, adjusted net income increased $23.2 million to adjusted income of $3.8 million ($0.11 per share) in the 2010 period from an adjusted loss of $19.4 million ($0.56 loss per share) in the 2009 period.

Cash provided by operating activities increased $24.6 million to $3.8 million for the 2010 period from a use of cash of $20.8 million in the 2009 period.

“Over the past year we have transformed two separate intermodal networks into one integrated operating platform. Now, with the deployment of the new operating system, we fully expect to see further improvements in our network efficiencies and container turn times. As we announced recently, we are also expanding our international ocean and freight forwarding operations to capture more freight at origin points in order to take full advantage of our ability to provide integrated global door-to-door transportation and logistics solutions for our customers,” added Daniel W. Avramovich, chairman and CEO of Pacer.

Note: A tabular reconciliation detailing the adjustments made to arrive at the adjusted financial results set forth above and elsewhere in this press release from financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is contained in the financial summary statements attached to this press release.

CONFERENCE CALL TODAY Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. ET, today (Wednesday, November 3, 2010). To participate, please call five minutes early by dialing (800) 230-1085(in USA) and ask for “Pacer International 3rd Quarter Earnings Call.” International callers can dial (612) 288-0337.

An audio-only, simultaneous Webcast of the live conference call can be accessed through the Investors link on the company’s website at www.pacer.com. For persons unable to participate in either the conference call or the Webcast, a digitized replay will be available from November 3, 2010 at 7:30 p.m. ET to December 3, 2010 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 171883. During such period, the replay also can be accessed through the Investors link on the company’s website at www.pacer.com

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International, a leading asset-light North American freight transportation and logistics services provider, offers a broad array of services to facilitate the movement of freight from origin to destination through its intermodal and logistics operating segments. The intermodal segment offers intermodal transportation through Pacer Stacktrain (cost-efficient, two-tiered ramp to ramp rail transportation for containerized shipments), Pacer Cartage (local trucking) and Pacer Transportation Solutions (door-to-door service combining rail and truck transportation). The logistics segment provides truck brokerage, warehousing and distribution, international freight forwarding, and supply-chain management services. For more information on Pacer International visit www.pacer.com.

SOURCE: Pacer International, Inc.

USE OF NON-GAAP FINANCIAL MEASURES: This press release contains “non-GAAP financial measures” as defined by the Securities and Exchange Commission. These non-GAAP measures include (1) adjusted net income and adjusted income from operations for the logistics and intermodal segments and on a consolidated basis, which exclude the effect of the company’s goodwill impairment write-off in the first quarter of 2009 and severance charges in 2009 and 2010 and (2) adjusted revenues, which exclude the impact of the transition of the east-west big box business from intermodal marketing companies and the sale of the truck services unit in August 2009. These non-GAAP measures are used by management and the Board of Directors in their analysis of the company’s ongoing core operating performance. Management believes that these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the company’s core businesses and allows investors to more easily compare operating results from period to period. A tabular reconciliation of the differences between the non-GAAP financial information discussed in this release and the most directly comparable financial information calculated and presented in accordance with GAAP is contained in the financial summary statements attached to this press release.

CERTAIN FORWARD-LOOKING STATEMENTS—This press release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions including the continued effect of the current weak economic environment and the timing and strength of any economic recovery; industry trends, including changes in the costs of services from rail and motor transportation providers; changes resulting from our new arrangements with Union Pacific that have reduced revenues and may compress margins, affect our equipment fleet, result in operational difficulties, and reduce our results of operations; changes in the terms of new or replacement contracts with our underlying rail carriers that are less favorable to us relative to our legacy contracts as these expire (including our legacy contract with Union Pacific, expiring in 2011 which continues to apply to our automotive and international lines of business, and our legacy contract with CSX, expiring in 2014); our ability to borrow amounts under our credit agreement due to borrowing base limitations and/or to comply with the financial ratio and other covenants in our credit agreement; increases in interest rates; the loss of one or more of our major customers; the success of our cost reduction initiatives in improving our operating results and cash flows; the effect of the current weak economic environment on our customers including reduced transportation needs and an inability to pay us on time or at all; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; changes in, or the failure to comply with, government regulation; changes in our business strategy, development plans or cost savings plans; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; the degree and timing of changes in fuel prices, including changes in the fuel costs and surcharges that we pay to our vendors and those that we are able to collect from our customers; our ability to successfully defend or resolve customer and vendor rate and volume adjustment claims against us; changes in international and domestic shipping patterns; availability of qualified personnel; difficulties in maintaining or enhancing our information technology systems including selecting, developing and implementing applications and solutions to update our diverse legacy systems; increases in our leverage; our ability to integrate acquired businesses; and terrorism and acts of war. Additional information about these and other factors that could affect the company’s business is set forth in the company’s various filings with the Securities and Exchange Commission, including those set forth in the company’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 23, 2010. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

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INVESTOR CONTACT:

Pacer International, Inc.

Steve Markosky, 614-923-1703

VP Investor Relations & Financial Planning & Analysis

steve.markosky@pacer.com

MEDIA CONTACT:

Princeton Partners

Erin Bijas

Senior Account Manager, Public Relations

(609) 452-8500 x118; 732-895-0792 (mobile)

ebijas@princetonpartners.com

Pacer International, Inc.

Unaudited Condensed Consolidated Balance Sheet

(in millions)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5.2	$2.8
Accounts receivable, net	160.1	152.3
Prepaid expenses and other	10.3	27.2
Deferred income taxes	2.4	1.0

Total current assets	178.0	183.3

Property and equipment
Property and equipment at cost	109.4	107.7
Accumulated depreciation	(65.1)	(64.5)

Property and equipment, net	44.3	43.2

Other assets
Deferred income taxes	34.8	35.1
Other assets	16.0	14.3

Total other assets	50.8	49.4

Total assets	$273.1	$275.9

Liabilities & Equity
Current liabilities
Current maturities of debt and capital leases	$23.8	$23.3
Book overdraft	0.7	4.5
Accounts payable and other accrued liabilities	144.3	144.7

Total current liabilities	168.8	172.5

Long-term liabilities
Other	4.4	5.9

Total long-term liabilities	4.4	5.9

Total liabilities	173.2	178.4

Stockholders’ equity
Preferred stock	—	—
Common stock	0.4	0.4
Additional paid-in-capital	301.9	301.5
Accumlated deficit	(202.3)	(204.3)
Accumulated other comprehensive loss	(0.1)	(0.1)

Total stockholders’ equity	99.9	97.5

Total liabilities and stockholders’ equity	$273.1	$275.9

Pacer International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues	$364.8	$418.7	$1,129.5	$1,154.0

Operating Expenses:
Cost of purchased transportation and services	301.2	341.9	932.8	949.3
Direct operating expense (excluding depreciation)	23.6	31.1	71.1	94.1
Selling, general and administrative expenses	34.8	43.3	113.8	139.2
Goodwill impairment charge	—	—	—	200.4
Depreciation and amortization	1.9	1.7	4.7	5.2

Total operating expenses	361.5	418.0	1,122.4	1,388.2

Income (loss) from operations	3.3	0.7	7.1	(234.2)
Interest expense	(1.2)	(1.7)	(3.7)	(2.9)

Income (loss) before income taxes	2.1	(1.0)	3.4	(237.1)

Income tax (benefit)	1.0	(1.6)	1.4	(53.0)

Net income (loss)	$1.1	$0.6	$2.0	$(184.1)

Earnings (loss) per share:

Basic:
Earnings (loss) per share	$0.03	$0.02	$0.06	$(5.30)

Weighted average shares outstanding	34,915,811	34,787,301	34,924,870	34,760,659

Diluted:
Earnings (loss) per share	$0.03	$0.02	$0.06	$(5.30)

Weighted average shares outstanding	34,928,329	34,787,301	34,931,080	34,760,659

Pacer International, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in millions)

	Nine Months Ended
	September 30, 2010	September 30, 2009
Cash Flows from Operating Activities
Net income (loss)	$2.0	$(184.1)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	4.7	5.2
Gain on sale of property, equipment and other assets	(2.4)	(2.2)
Gain on sale lease-back transaction	(0.6)	—
Deferred taxes	(1.7)	(47.5)
Goodwill impairment charge	—	200.4
Stock based compensation expense	1.0	1.9
Changes in operating assets and liabilities:
Accounts receivables, net	(7.8)	14.5
Prepaid expenses and other	16.9	(0.7)
Accounts payable and other accrued liabilities	(3.9)	(8.2)
Other long-term assets	(1.7)	(0.5)
Other long-term liabilities	(2.7)	0.4

Net cash provided by (used in) operating activities	3.8	(20.8)

Cash Flows from Investing Activities
Capital expenditures	(6.7)	(7.2)
Net proceeds from sale lease-back transaction	2.4	—
Proceeds from software license amendment	—	22.5
Proceeds from sales of property, equipment and other assets	2.6	2.6

Net cash provided by (used in) investing activities	(1.7)	17.9

Cash Flows from Financing Activities
Net borrowings under revolving line of credit agreement	0.7	8.0
Debt issuance costs paid to third parties	—	(1.4)
Dividends paid to shareholders	—	(5.2)
Repurchase and retirement of Pacer common stock	(0.2)	(0.1)

Debt and capital lease obligation repayment	(0.2)	(0.2)

Net cash provided by financing activities	0.3	1.1

Net increase (decrease) in cash and cash equivalents	2.4	(1.8)

Cash and cash equivalents - beginning of period	2.8	5.0

Cash and cash equivalents - end of period	$5.2	$3.2

Pacer International, Inc.

Unaudited Results by Segment

(in millions)

	Three Months Ended				Nine Months Ended
	2010	2009	Change	% Change	2010	2009	Change	% Change
Revenues
Intermodal	$255.7	$314.9	$(59.2)	(18.8)%	$800.3	$864.8	$(64.5)	(7.5)%
Logistics	109.4	104.4	5.0	4.8	330.0	290.7	39.3	13.5
Inter-segment eliminations	(0.3)	(0.6)	0.3	(50.0)	(0.8)	(1.5)	0.7	(46.7)

Total	364.8	418.7	(53.9)	(12.9)	1,129.5	1,154.0	(24.5)	(2.1)

Cost of purchased transportation and services and direct operating expense 1/
Intermodal	229.8	283.5	(53.7)	(18.9)	715.6	797.4	(81.8)	(10.3)
Logistics	95.3	90.1	5.2	5.8	289.1	247.5	41.6	16.8
Corporate	(0.3)	(0.6)	0.3	(50.0)	(0.8)	(1.5)	0.7	(46.7)

Total	324.8	373.0	(48.2)	(12.9)	1,003.9	1,043.4	(39.5)	(3.8)

Gross margin
Intermodal	25.9	31.4	(5.5)	(17.5)	84.7	67.4	17.3	25.7
Logistics	14.1	14.3	(0.2)	(1.4)	40.9	43.2	(2.3)	(5.3)

Total	$40.0	$45.7	$(5.7)	(12.5)%	$125.6	$110.6	$15.0	13.6%

Gross margin percentage
Intermodal	10.1%	9.9%	0.2%		10.6%	7.8%	2.8%
Logistics	12.9	13.7	(0.8)		12.4	14.9	(2.5)

Total	11.0%	10.9%	0.1%		11.1%	9.6%	1.5%

1/	Direct operating expenses are only incurred in the intermodal segment

Pacer International, Inc.

Reconciliation of GAAP Financial Results to Adjusted Financial Results

For the Nine Months Ended September 30, 2010 and September 30, 2009

(in millions, except share and per share amounts)

	Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2009				Adjusted Variance 2010 vs 2009
Item	GAAP Results	Adjustments		Adjusted Results	GAAP Results	Adjustments		Adjusted Results
Income (loss) from operations - intermodal	$19.5	$1.2	1/	$20.7	$(184.5)	$171.7	4/	$(12.8)	$33.5
Income (loss) from operations - logistics	1.2	—		1.2	(36.3)	32.5	5/	(3.8)	5.0
Income (loss) from operations - corporate	(13.6)	1.7	2/	(11.9)	(13.4)	0.5	6/	(12.9)	1.0

Income (loss) from operations - total	7.1	2.9		10.0	(234.2)	204.7		(29.5)	39.5
Interest expense, net	3.7	—		3.7	2.9	—		2.9	0.8

Income (loss) before income taxes	3.4	2.9		6.3	(237.1)	204.7		(32.4)	38.7
Income tax (benefit)	1.4	1.1	3/	2.5	(53.0)	40.0	7/	(13.0)	15.5

Net income (loss)	$2.0	$1.8		$3.8	$(184.1)	$164.7		$(19.4)	$23.2

Diluted earnings (loss) per share	$0.06	$0.05		$0.11	$(5.30)	$4.74		$(0.56)	$0.67

Weighted average shares outstanding	34,931,080	34,931,080		34,931,080	34,760,659	34,760,659		34,760,659

1/	Intermodal severance expense of $1.2 million.
2/	Corporate severance expense of $1.7 million.
3/	Income tax impact of the adjustments.
4/	Intermodal segment goodwill impairment charge of $169.0 million plus severance expense of $2.7 million.
5/	Logistics segment goodwill impairment charge of $31.4 million plus severance expense of $1.1 million.
6/	Corporate severance expense of $0.5 million.
7/	Income tax impact of the adjustments.

Pacer International, Inc.

Reconciliation of GAAP Revenues to Adjusted Revenues

For the Three and Nine Months Ended September 30, 2010 and September 30, 2009

(in millions)

	Three Months Ended September 30, 2010				Three Months Ended September 30, 2009				Adjusted Variance 2010 vs 2009
	GAAP Results	Adjustments		Adjusted Results	GAAP Results	Adjustments		Adjusted Results
Revenues:
Intermodal	$255.7	$(5.1)	1/	$250.6	$314.9	$(67.4)	1/	$247.5	$3.1
Logistics	109.4	—		109.4	104.4	(11.6)	2/	92.8	16.6
Inter-segment elimination	(0.3)	—		(0.3)	(0.6)	—		(0.6)	0.3

	$364.8	$(5.1)		$359.7	$418.7	$(79.0)		$339.7	$20.0

	Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2009				Adjusted Variance 2010 vs 2009
	GAAP Results	Adjustments		Adjusted Results	GAAP Results	Adjustments		Adjusted Results
Revenues:
Intermodal	$800.3	$(24.3)	1/	$776.0	$864.8	$(189.9)	1/	$674.9	$101.1
Logistics	330.0	—		330.0	290.7	(53.6)	2/	237.1	92.9
Inter-segment elimination	(0.8)	—		(0.8)	(1.5)	—		(1.5)	0.7

	$1,129.5	$(24.3)		$1,105.2	$1,154.0	$(243.5)		$910.5	$194.7

1/	Transitioned east-west big box revenues from intermodal marketing companies.
2/	Revenues from truck service unit sold in August 2009.